UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2008 FINANCIAL RESULTS

•	Book value per share increased 34 percent for the year ended 2008
•	UPCIC’s policy count grew by 23 percent for the year ended 2008
•	In 2008, the Company declared dividends of $0.40 per share and paid out to shareholders accrued dividends totaling $0.49 per share

Fort Lauderdale, Fla., March 13, 2009 - Universal Insurance Holdings, Inc. (“the Company”) (NYSE Alternext US: UVE), a vertically integrated insurance holding company, announced fourth-quarter 2008 net income of $7.2 million, or $0.18 per diluted share, compared to $10.3 million, or $0.24 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, net income was $40.0 million, or $0.99 per diluted share, compared to $54.0 million, or $1.31 per diluted share, in the year ended 2007.

Fourth Quarter 2008 Results

UPCIC, the Company's wholly-owned regulated insurance subsidiary, saw continued growth in its policy count, servicing approximately 461,000 homeowners’ and dwelling fire insurance policies as of December 31, 2008, up from 451,000 policies and 374,000 policies at September 30, 2008, and December 31, 2007, respectively. The increase in the number of policies in-force continues to be the result of heightened relationships with existing agents, an increase in new agents, a new web-based policy administration platform, and the disruption in the marketplace following the windstorm catastrophes in 2004 and 2005.

In-force premiums were approximately $518.2 million as of December 31, 2008, versus $504.5 million at December 31, 2007, while gross premiums written were $117.1 million in the fourth quarter of 2008, as compared to $117.4 million for the same period of 2007.

Despite growth in the number of homeowners’ and dwelling fire insurance policies serviced by UPCIC during the 2008 fourth quarter, the Company experienced a decrease in net income in the current period primarily as a result of the effects of state mandated rate reductions and wind mitigation discounts, and increased losses and loss adjustment expenses incurred. Additionally, higher general and administrative expenses and decreased investment income contributed to reduced earnings in the current fourth-quarter versus the same period of last year.

As the Company has previously discussed, a rate decrease required by the Florida Legislature resulted in rate decreases averaging 11.1 percent statewide on homeowners’ policies and 2.3 percent statewide on dwelling fire policies, and were integrated into UPCIC’s rates on June 1, 2007. The effect of these rate decreases on existing policies and the corresponding premium decreases in direct written premium was fully recognized in UPCIC’s policies by May 31, 2008. Also, rate decreases of 4.1 percent statewide for homeowners’ policies and 0.2 percent statewide for dwelling fire policies were approved by the Florida Office of Insurance Regulation (“OIR”)

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UIH Q4 and Full-Year 2008 Results

and implemented with effective dates in January 2008 for the homeowners’ program and March 2008 for the dwelling fire program. The effect of these rate decreases is flowing through UPCIC’s book of business such that the full impact of the premium decreases on direct premium written should be realized by January 2009 for the homeowners’ program and March 2009 for the dwelling fire program. These rate decreases have had an adverse effect on UPCIC’s premium volume.

In addition, UPCIC implemented higher premium discounts in response to wind mitigation efforts by policyholders. Such discounts, which were required by the Florida Legislature and became effective on June 1, 2007, for new business, and August 1, 2007, for renewal business, have also had a significant effect on UPCIC’s premium. As of December 31, 2007, 11.8 percent of UPCIC policyholders were receiving wind mitigation credits totaling $32.0 million, (a 6.4 percent reduction of in force premium), while 24.7 percent of UPCIC policyholders were receiving wind mitigation credits totaling $89.1 million, (a 17.3% reduction of in force premium), at December 31, 2008.

Net premiums earned increased 7.4 percent to $38.1 million in the fourth quarter of 2008, from $35.5 million in the 2007 fourth quarter, mainly related to an increase in direct premiums earned (net of previously discussed rate decreases and implementation of higher wind mitigation credits).

The Company’s net investment income decreased 95.7 percent to $93 thousand in the 2008 fourth quarter, from $2.2 million for the same period in 2007, primarily the result of a lower interest rate environment during the 2008 period.

Commission revenue was $6.3 million in the 2008 fourth quarter, comparable to the level produced in the same period of 2007.

Other revenue increased 25.3 percent to $1.1 million in the 2008 fourth quarter, from $845,000 in the 2007 period, primarily attributable to growth in fees earned on new payment plans offered to policyholders by UPCIC.

In the fourth quarter of 2008, net losses and loss adjustment expenses (LAE) increased 25.7 percent to $27.5 million from $21.9 million in the fourth quarter of 2007. The net loss ratio, which is derived from net losses and LAE as a percentage of net earned premium, for the three-month period ended December 31, 2008, was 72.2 percent compared to 61.7 percent for the same period of 2007. The increase in the net loss ratio is primarily attributable to the increase in direct loss and LAE incurred outpacing the increase in direct earned premium in the 2008 period. Also, contributing to increased net losses and LAE in the 2008 fourth quarter were $3.0 million in additional losses related to Tropical Storm Fay.

Although total direct premiums earned increased 2.6 percent in the 2008 fourth quarter compared to the same quarter in 2007, the average premium per policy decreased significantly due to the previously described rate decreases and wind mitigation credits. At December 31, 2008, UPCIC was servicing approximately 461,000 homeowners’ and dwelling fire insurance policies with in-force premiums of approximately $518.2 million, or an average of $1,125 per policy, while the amount of policies UPCIC was servicing at the comparable period of 2007 was approximately 374,000 with in-force premiums of approximately $504.5 million, or an average of $1,350.

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UIH Q4 and Full-Year 2008 Results

Consequently, as a result of increased net losses and LAE in connection with the servicing of additional policies, the direct loss and LAE ratio increased significantly for the 2008 period. Additionally, although the per unit price of reinsurance has decreased, total reinsurance costs are higher as UPCIC purchased additional coverage in 2008.

Fourth-quarter 2008 general and administrative expenses increased 21.6 percent to $6.0 million from $4.9 million in the 2007 fourth quarter. The net increase in general and administrative expenses relates to increased insurance expense, and to a lesser extent, increased salary and commission expense in the fourth quarter of 2008 as compared to the 2007 fourth quarter.

The Company’s income taxes decreased 37.1 percent to $4.9 million, or 40.5 percent of pre-tax income, in the 2008 fourth quarter, from $7.8 million, or 43.0 percent of pre-tax income, for the same period of 2007. The decrease in income taxes is primarily due to lower pre-tax income in the 2008 period versus the same period in 2007, and certain expenses that were not allowed as a tax deductible expense for the three-month period ended December 31, 2007. The disallowance had the effect of increasing taxable income and, therefore, income taxes, during the 2007 period. There were no similar expenses disallowed for income tax purposes for the three-month period ended December 31, 2008.

For the year ended December 31, 2008, stockholders’ equity increased to $101.6 million from $72.6 million at December 31, 2007, representing growth of 39.9 percent. As of December 31, 2008, UPCIC’s statutory capital and surplus was $94.0 million versus $98.7 million at December 31, 2007. The decline in UPCIC’s statutory capital relates to UPCIC’s payment of $23.0 million in dividends to the Company during the year ended December 31, 2008.

Full-Year 2008 Results

In the year-ended 2008, gross premiums written increased 2.5 percent to $511.4 million from $498.7 million for the same period of 2007, primarily attributable to an increase in new business. In the year ended 2008, net premiums earned decreased 4.5 percent to $147.4 million from $154.4 million in the 2007 period, as a result of an increase in direct premiums earned (net of previously discussed rate decreases and implementation of higher wind mitigation credits) and a proportionally higher increase in ceded premiums earned, as UPCIC purchased additional coverage in the 2008 period as compared to the 2007 period.

Investment income decreased 64.3 percent to $3.7 million for the twelve-months of 2008 from $10.4 million for the same period in 2007, primarily the result of a lower interest rate environment during the 2008 period.

For the year ended 2008, commission revenue increased 20.7 percent to $26.8 million from $22.2 million in the same period of 2007 as a result of a greater amount of reinsurance commission sharing and an increase in the managing general agent’s policy fee income.

Other revenue increased 222.3 percent to $4.7 million for the year ended 2008 from $1.5 million in the comparable period of 2007. The increase is a result of the reasons listed above.

Net losses and LAE increased 36.0 percent to $81.3 million for the year ended 2008 compared to $59.8 million in the same period of 2007, while the Company’s net loss ratio for the year ended

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UIH Q4 and Full-Year 2008 Results

December 31, 2008, was 55.2 percent compared to 38.7 percent for the same period in 2007. The increase in the net loss ratio is a result of the factors which are described in greater detail above.

For the year ended 2008, general and administrative expenses decreased 9.8 percent to $35.3 million from $39.2 million in the same period of 2007 as a result of several factors including an increase in ceding commissions due to greater ceded earned premiums, an increase in corporate insurance expense, a decrease in assessment expense due to increased collections of assessments from policyholders, a decrease in executive incentive compensation and an increase in net deferred policy acquisition costs.

Federal and state income taxes decreased 26.9 percent to $26.0 million, or 39.3 percent of pre-tax income, for the year ended 2008 from $35.5 million, or 39.7 percent of pre-tax income, for the same period of 2007. The decrease is primarily a result of the reasons listed above.

Other News

On February 24, 2009 UPCIC received approval for a premium rate increase for its homeowner's program within the State of Florida. The premium rate increase, which will average approximately 4.8 percent statewide, was approved by the OIR. Furthermore, on February 26, 2009, UPCIC was informed by the OIR that the effective dates for the premium rate increase are February 27, 2009 for new business and April 19, 2009 for renewal business.

Management Comments

Bradley I. Meier, president and chief executive officer, commented, “Universal’s results for 2008 mark the fourth consecutive year of profitability for the Company. Although our earnings declined in 2008 as compared to 2007 as a result of state mandated rate decreases and wind mitigation credits across UPCIC’s book of business, Universal Insurance Holdings grew its book value per share by 34 percent during 2008. The Company’s profitability also afforded it the opportunity to repurchase over 800,000 shares of its common stock, while declaring 40 cents of cash dividends and distributing accrued dividends totaling 49 cents during the year.”

Mr. Meier added, “The Company made significant progress on its plan to diversify beyond Florida. As announced previously, UPCIC began writing its first homeowners’ policies in South Carolina in December, and it has been approved to write property and casualty insurance in North Carolina, Hawaii, and Georgia.

“We look forward to making further progress on these diversification opportunities in 2009, and we anticipate writing homeowners’ insurance in North Carolina, Hawaii, and Georgia promptly following approval of our rates and forms in each state,” concluded Mr. Meier.

About Universal Insurance Holdings, Inc.

The Company is a vertically integrated insurance holding company. Through its subsidiaries, the Company is currently engaged in insurance underwriting, distribution and claims. UPCIC, which generates revenue from the collection and investment of premiums, is one of the top five writers of homeowners’ insurancepolicies in the state of Florida.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31,

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UIH Q4 and Full-Year 2008 Results

2008 for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships, the Company’s financial stability rating, product pricing and revenues. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "seeks," "expects," "will," "should," "anticipates," "estimates," "intends," "believes," "likely," "targets" and other words with similar meanings. These statements may address, among other things, our strategy for growth, catastrophe exposure management, product development, investment results, regulatory approvals, market position, expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

UIH Q4 and Full-Year 2008 Results

	For the Years		(Unaudited)
	Ended December 31,		Fourth Quarter	Fourth Quarter
	2008	2007	2008	2007
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$ 511,369,676	$ 498,748,778	$ 117,065,145	$ 117,430,588
Ceded premiums written	(360,581,696)	(358,405,016)	(85,296,834)	(86,557,427)
Net premiums written	150,787,980	140,343,762	31,768,311	30,873,161
(Increase) decrease in net unearned premium	(3,374,283)	14,074,690	6,305,248	4,582,454
Premiums earned, net	147,413,697	154,418,452	38,073,559	35,455,615
Net investment income	3,721,029	10,410,259	92,557	2,168,426
Commission revenue	26,815,078	22,222,007	6,288,156	6,342,908
Other revenue	4,717,492	1,463,763	1,059,119	845,217
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Total premiums earned and other revenues	182,667,296	188,514,481	45,513,391	44,812,166

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	81,338,126	59,799,670	27,476,681	21,860,487
General and administrative expenses	35,322,405	39,165,022	6,005,609	4,937,033

Total operating costs and expenses	116,660,531	98,964,692	33,482,290	26,797,520

INCOME BEFORE INCOME TAXES	66,006,765	89,549,789	12,031,101	18,014,646

Income taxes, current	25,895,545	41,078,701	3,889,009	9,370,334
Income taxes, deferred	73,897	(5,531,200)	983,889	(1,619,011)
Income taxes, net	25,969,442	35,547,501	4,872,898	7,751,323

NET INCOME	$ 40,037,323	$ 54,002,288	$ 7,158,203	$ 10,263,323

Basic net income per common share	$ 1.07	$ 1.52	0.19	0.29
Weighted average of common shares
outstanding - Basic	37,418,253	35,550,503	37,331,185	35,850,641

Fully diluted net income per share	$ 0.99	$ 1.31	0.18	0.24
Weighted average of common shares
outstanding - Diluted	40,274,507	41,360,020	39,510,898	41,922,786

Cash dividend declared per common share	$ 0.40	$ 0.24	0.20	0.09

Comprehensive Income:
Net income	$ 40,037,323	$ 54,002,288	$ 7,158,203	$ 10,263,323
Net unrealized gains on investments, net of tax	24,834	-	24,834	-

Comprehensive Income	$ 40,062,157	$ 54,002,288	$ 7,183,037	$ 10,263,323

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UIH Q4 and Full-Year 2008 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2008	2007
Cash and cash equivalents	$256,964,637	$214,745,606
Investments
Fixed maturities, held to maturity, at amortized cost	4,334,405	-
Equity securities, available for sale, at fair value	1,314,370	-
Real estate, net	3,399,609	3,392,827
Prepaid reinsurance premiums	173,046,776	172,672,795
Reinsurance recoverables	44,009,847	46,399,265
Premiums receivable, net	40,358,720	36,194,822
Other receivables	5,130,402	2,310,500
Property and equipment, net	864,125	874,430
Deferred policy acquisition costs, net	407,946	-
Deferred income taxes	14,113,463	14,202,956
Other assets	692,612	400,164
Total assets	$544,636,912	$491,193,365

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$87,947,774	$68,815,500
Unearned premiums	258,489,460	254,741,198
Deferred ceding commission, net	-	2,122,269
Accounts payable	4,421,201	2,972,147
Reinsurance payable, net	23,984,248	33,888,350
Dividends payable	-	3,241,145
Other accrued expenses	14,680,443	16,799,307
Other liabilities	28,560,131	11,035,444
Loans payable	-	2,820
Long-term debt	25,000,000	25,000,000
Total liabilities	443,083,257	418,618,180

STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock, $.01 par value	1,387	1,387
Authorized shares - 1,000,000
Issued shares - 138,640
Outstanding shares - 138,640
Minimum liquidation preference - $1,419,700
Common stock, $.01 par value	401,578	393,072
Authorized shares - 55,000,000
Issued shares - 40,158,019 and 39,307,103
Outstanding shares - 37,542,172 and 36,012,729
Treasury shares, at cost - 1,709,847 and 394,374 shares	(7,381,768)	(974,746)
Common stock held in trust, at cost - 906,000 and 2,900,000
shares	(733,860)	(2,349,000)
Additional paid-in capital	33,587,414	24,779,798
Accumulated other comprehensive income, net of taxes	24,834	-
Retained earnings	75,654,070	50,724,674
Total stockholders' equity	101,553,655	72,575,185
Total liabilities and stockholders' equity	$544,636,912	$491,193,365

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